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                                                                    EXHIBIT 10.3

                        BUY-SELL STOCK OPTION AGREEMENT


       THIS BUY-SELL AND STOCK OPTION AGREEMENT is made July 8, 1996 by and between Kenneth W. Brill ("Mr. Brill"), and Energy Corporation of America ("ECA").

       WHEREAS, Mr. Brill owns, as of the date of this Agreement, 95,400 shares of the common stock of ECA and;

       WHEREAS, Mr. Brill and ECA have engaged in lengthy and thorough discussions and negotiations concerning a possible sale of a portion of the shares to ECA, as well as negotiations concerning the fair market value of the shares; and

       WHEREAS, in consideration of the Purchase Price to be paid by ECA to Mr. Brill as set forth below, Mr. Brill and ECA have agreed to do and hereby agree as follows:

       1. Present Transfer of 16,000 of the Shares. Mr. Brill agrees to transfer, sell and assign, and does hereby transfer, sell and assign to ECA 16,000 shares of the common stock of Energy Corporation of America, a West Virginia corporation, (the "Initial Shares") on the terms hereinafter set forth. Mr. Brill shall endorse all stock certificates representing the Initial Shares to ECA simultaneously upon execution of this Agreement.

       2. Deposit into Escrow and Option to Purchase. After the transfer of the Initial Shares to ECA pursuant to paragraph 1 above, Mr. Brill will own 79,400 shares of ECA common stock. Mr. Brill intends to retain 15,400 of those shares and to grant to ECA an option to purchase the remaining 64,000 shares (the "Option Shares").

       Simultaneously upon execution of this Agreement, Mr. Brill will endorse the stock certificate(s) representing the Option Shares and deposit the certificate(s) with an escrow agent mutually selected with ECA (the "Escrow Agent"). The Escrow Agent shall hold the Option Shares
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in escrow during the Option Period (as defined below) and will deliver the
Option Shares to ECA if and when ECA exercises the option(s) granted to it below. In the event all or any portion of the Option Shares remain in escrow at the expiration of the Option Period, Escrow Agent shall return all such remaining Option Shares to Mr. Brill, his heirs or assigns. Accordingly, Mr. Brill hereby grants to ECA an exclusive option to purchase the Option Shares during the six (6) year period following the execution of this Agreement (the "Option Period") as follows:

       a. ECA may purchase 16,000 of the Option Shares during each of the next four (4) years for the Purchase Price of $75.00 per share, payable in accordance with paragraph 5 below, by providing notice to Mr. Brill of its desire to purchase such shares. Such notice must be provided on or before June 1 of each year.

       b. In the event ECA fails to exercise, in any year, its option to purchase the Option Shares as provided in subparagraph a above, ECA shall have an additional period of two years after July 1, 2000, or until July 1, 2002 in which it may elect to purchase any of the remaining Option Shares by providing reasonable notice to Mr. Brill and by paying the Purchase Price of $75.00 per share in accordance with paragraph 5 below.

       c. ECA shall have the absolute right, in its sole discretion, to accelerate all options to purchase under this Agreement and to purchase all, or any portion of the Option Shares at any time during the Option Period.

       3. Purchase Price. The Purchase Price for the Initial Shares transferred simultaneously with the execution of this Agreement shall be Seventy-Five Dollars ($75.00) per share (One Million





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Two Hundred Thousand Dollars ($1,200,000.00)), which Purchase Price shall be paid by ECA to Mr. Brill as set forth in paragraph 5 below. The Purchase Price for the Option Shares shall be Seventy-Five Dollars ($75.00) per share, payable as provided in paragraph 5.

       4. Closing. Delivery of the fully endorsed stock certificates and payment of the first installment of the Purchase Price for the Initial Shares shall take place at 4643 South Ulster, Suite 1100, Denver, Colorado 80237 simultaneously with the execution of this Agreement. In the event ECA elects to exercise the option(s) to purchase all or any portion of the Option Shares pursuant to paragraph 2, delivery of the fully endorsed stock certificates relating to such shares likewise shall take place at 4643 S. Ulster, Suite 1100, Denver, Colorado 80237. All payments by ECA due pursuant to this Agreement, other than the first installment of the Purchase Price for the Initial Shares, shall be made by delivery of the payment in person to at such place as may be directed by Mr. Brill.

       5. Payment. ECA will pay the Purchase Price of Seventy-Five Dollars ($75.00) per share for the 16,000 Initial Shares (One Million Two Hundred Thousand Dollars ($1,200,000.00)) in four equal quarterly installments of Three Hundred Thousand Dollars ($300,000.00) with the first installment to be paid simultaneously upon execution of this Agreement, the second installment to be paid on October 1, 1996, the third installment to be paid on January 1, 1997, and the fourth installment to be paid on March 1, 1997. In the event ECA elects to exercise the option(s) to purchase all or any portion of the Option Shares pursuant to paragraph 2, ECA will pay the Purchase Price for such shares in four equal quarterly installments, due July 1, October 1, January 1 and March 1 following the exercise of such option(s). ECA shall have the right, at its sole discretion, to pay any or all of the quarterly installments prior to the time the same are due.





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       6.     Representations and Warranties.  Mr. Brill represents and
warrants as follows:

       a. He is the sole owner of and has the right to sell the Initial Shares and the Option Shares.

       b. The Initial Shares and the Option Shares are free of all liens and encumbrances.

       c. ECA shall receive good and marketable title to the Initial Shares free of all encumbrances.

       d. In the event ECA elects to exercise the option(s) to purchase all or any of the Option Shares pursuant to paragraph 2, ECA shall receive good and marketable title to the Option Shares free of all encumbrances.

       7. Dividends. All dividends, voting rights, and other incidents of ownership of the 16,000 Initial Shares transferred simultaneously upon execution of this Agreement shall immediately vest in ECA. All dividends declared upon the Option Shares, together with all voting rights and all other incidents of ownership, shall be retained by Mr. Brill unless and until ECA shall exercise its option(s) to purchase all or any of the Option Shares pursuant to paragraph 2 of this Agreement. Upon exercise of each of the options and the transfer of the Option Shares, all dividends, voting rights, and other incidents of ownership associated wit the shares transferred shall vest in ECA.

       8. The 15,400 shares retained by Mr. Brill pursuant to paragraph 2 above (the "Retained Shares") shall remain subject to the prior agreement dated June 30, 1993 between ECA and Mr. Brill (the "Prior Agreement"). The terms of the Prior Agreement shall remain in full force and effect only with respect to the Retained Shares. In addition, the terms of the Prior Agreement are hereby modified and amended as follows:





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       (a)    In the event Mr. Brill should die during the term of this Buy-
              Sell and Stock Option Agreement, thereby invoking the provisions of the Prior Agreement, all payments due under the Prior Agreement shall be automatically postponed until one (1) year after the final payments have been made under this Buy-Sell and Stock Option Agreement.

       (b) The postponement of payments due under the Prior Agreement shall not effect a postponement of the valuation of the stock under the Prior Agreement. The valuation shall be made at the time specified and according to the formula specified in the Prior Agreement.

       9. Binding Effect; Assignment. This Agreement shall be binding upon the parties, their heirs, legal representatives, successors and assigns. ECA may assign its rights under this Agreement without the consent of Mr. Brill provided, however, that no such assignment shall relieve ECA of its obligation to pay the Purchase Price as herein provided.

       10. Entire Agreement. Except as provided in paragraph 8 above with respect to the Prior Agreement, this agreement supersedes all prior agreements, written and oral, between the parties relating to the subject matter of this Agreement. Further, except for the Escrow Agreement to be executed simultaneously herewith pursuant to paragraph 2 above, there are no other understandings or agreements between them concerning the subject matter of this Agreement. To the extent of any inconsistency between this Buy-Sell and Stock Option Agreement and the Prior Agreement, the terms of this Buy-Sell and Stock Option Agreement shall govern.





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       11.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties have signed this Agreement.



                                                  /s/ KENNETH W. BRILL
                                                  ------------------------------
                                                  KENNETH W. BRILL


                                                  ENERGY CORPORATION OF AMERICA


                                                  By /s/ JOHN MORK
                                                    ----------------------------

                                                  Its CEO
                                                     ---------------------------





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